Exhibit 8.2

Akerman LLP
Las Olas Centre II, Suite 1600
350 East Las Olas Boulevard
Fort Lauderdale, FL 33301-2999

T: 954 463 2700
F: 954 463 2224

December 21, 2020

Brooklyn ImmunoTherapeutics LLC

140 58th Street

Building A, Suite 2100

Brooklyn, NY 11220

Ladies and Gentlemen:

We have acted as counsel to Brooklyn ImmunoTherapeutics LLC, a Delaware limited liability company (“Brooklyn”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus/consent solicitation statement of NTN Buzztime, Inc., a Delaware corporation (“NTN”) and Brooklyn, relating to the proposed merger of BIT Merger Sub, Inc., a Delaware corporation and a direct and wholly-owned subsidiary of NTN (“Merger Sub”), with and into Brooklyn with Brooklyn continuing as the surviving limited liability company and as a wholly-owned subsidiary of NTN, pursuant to the Agreement and Plan of Merger and Reorganization, including the exhibits thereto, dated as of August 12, 2020 (the “Merger Agreement”), by and among NTN, Merger Sub and Brooklyn.

For purposes of rendering our opinion, we have examined and relied upon the Merger Agreement and the schedules and exhibits thereto, the Registration Statement, statements made in representation letters that have been delivered to us by NTN and Brooklyn, and such other documents as we deemed necessary to render the opinion expressed below. We have expressly assumed (i) that the statements, information, covenants, representations and facts concerning the merger set forth in the Registration Statement and in the Merger Agreement are and will continue to be up to the Effective Time, true, complete and accurate in all respects, (ii) that the merger will be completed in accordance with the terms and conditions of the Merger Agreement, without the waiver or modification of any such terms and conditions, and the Registration Statement, (iii) that the representations and covenants contained in tax representation letters delivered to us by NTN, Merger Sub, and Brooklyn are true, complete and accurate, (iv) that there is no change in applicable law between the date hereof and the Effective Time of the merger, (v) all parties to the Merger Agreement have acted and will act in accordance with the terms of the Merger Agreement; and (vi) for U.S. federal income tax purposes, NTN, Merger Sub and Brooklyn will treat the merger as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

We have also assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. We also have assumed that any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification. If any of the assumptions described above are untrue for any reason, or if the merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

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The opinion expressed herein is based upon the provisions of the Code, Treasury Department proposed, temporary, and final regulations, judicial decisions, and ruling and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the U.S. after the merger is affected.

Our opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters, to any issues arising under the tax laws of any other country, or any state or locality, or to the tax consequences of any transaction other than the merger. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” insofar as it is related to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the exceptions, assumptions, qualifications and limitations set forth therein and herein.

In rendering this opinion, we have assumed that Sheppard Mullin Richter & Hampton LLP, in its capacity as counsel to NTN, has delivered to NTN, and has not withdrawn, an opinion that is substantially similar to this one.

This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Akerman LLP

Akerman LLP

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